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                                                                    EXHIBIT 10.9

                                                                  EXECUTION COPY










                          TECHNICAL SERVICES AGREEMENT

                                      DATED


                               SEPTEMBER 27, 1999


                                     BETWEEN

                                  VELOCOM INC.

                                       AND

                           FORMUS COMMUNICATIONS, INC.

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                                TABLE OF CONTENTS


1. DEFINITIONS                                                               4

2.  SUPPLY OF SERVICES                                                       7
2.1 SUPPLY OF SERVICES AND CONSULTANTS                                       7
2.2 RFS                                                                      7
2.3 FORMUS PROPOSAL                                                          7
2.4 RFS ORDER                                                                7
2.5 SUPPLY OF CONSULTANTS                                                    8
2.6 CANCELLATION OF AN RFS ORDER                                             8
2.7 QUALIFICATIONS OF CONSULTANTS                                            8
2.8 INDEPENDENT CONTRACTOR RELATIONSHIP                                      8
2.9 RECALL                                                                   8
2.10 COSTS TO DATE OF RECALL                                                 8
2.11 DELIVERABLES                                                            9

3.  COSTS                                                                    9
3.1 COSTS                                                                    9
3.2 EXAMINATION OF COSTS BY VELOCOM                                          9
3.3 RETAINER                                                                 9

4.  TAXES                                                                   10
4.1 RESPONSIBILITY                                                          10

5.  PAYMENT TERMS                                                           10
5.1 INVOICES                                                                10
5.2 PAYMENT                                                                 10

6.  DELIVERABLES                                                            10
6.1 OWNERSHIP                                                               10

7.  CONFIDENTIAL INFORMATION                                                10
7.1 CONFIDENTIALITY OBLIGATION                                              10
7.2 USE OF CONFIDENTIAL INFORMATION                                         11
7.3 NON-CONFIDENTIAL INFORMATION                                            11
7.4 COMPELLED DISCLOSURE                                                    11
7.5 RETURN OF INFORMATION                                                   12

8.  LIABILITY                                                               12
8.1 DEGREE OF CARE                                                          12
8.2 INDEMNIFICATION                                                         12
8.3 DIRECT DAMAGES                                                          12
9.  TRAINING                                                                12

10.  FORCE MAJEURE                                                          13
10.1 NO DEFAULT OR LIABILITY                                                13
10.2 NOTICE                                                                 13

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

11.  TERM AND TERMINATION                                                    14
11.1 TERM                                                                    14
11.2 TERMINATION BY FORMUS                                                   14
11.3 TERMINATION BY VELOCOM                                                  15
11.4 COSTS INCURRED PRIOR TO TERMINATION                                     16
11.5 TERMINATION WITHOUT PREJUDICE TO OTHER RIGHTS                           16
11.6 NO RELEASE OF LIABILITY                                                 16

12.  ASSIGNMENT                                                              16

13.  WAIVER                                                                  16
13.1 WAIVER                                                                  16

14.  NOTICES                                                                 17

15.  GOVERNING LAW                                                           17

16.  DISPUTE RESOLUTION                                                      18
16.1 PROCEDURE                                                               18
16.2 ARBITRATION                                                             18

17.  ENTIRE AGREEMENT: AMENDMENTS                                            20

18.  SEVERABILITY                                                            21

19.  RELATIONSHIP OF THE PARTIES                                             21

20.  RIGHTS AND REMEDIES                                                     21

21.  COUNTERPARTS; FACSIMILE                                                 21

22.  FURTHER ASSURANCES                                                      21

23.  EXPENSES                                                                21

24.  THIRD-PARTY BENEFICIARIES                                               21

25.  NON-SOLICITATION                                                        22


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TECHNICAL SERVICES AGREEMENT dated as of September 27, 1999 between VeloCom
Inc., a Delaware corporation ("VELOCOM") and Formus Communications, Inc., a Delaware corporation ("FORMUS") (each a "PARTY" and collectively, the "PARTIES").


                                    RECITALS

WHEREAS, VeloCom is acquiring certain assets of Formus and will be pursuing additional LMDS (as defined below) and BWA (as defined below) in Latin America;

WHEREAS, Formus possesses certain technical experience, Know-How and knowledge relating to the acquisition of LMDS and BWA spectrum and the construction, deployment and operation of LMDS and BWA networks; and

WHEREAS, the Parties wish to enter into this Agreement to enable VeloCom and its subsidiaries to receive the technical assistance and support of Formus.

NOW, THEREFORE, the Parties hereto agree as follows:


                                   AGREEMENTS

1.       DEFINITIONS


In this Agreement, unless the context otherwise requires, the following terms shall have the meaning set forth below:

"AFFECTED PARTY"                   has the meaning ascribed thereto in Section
                                   10.2

"AGREEMENT"                        This Agreement, together with the Annexes and
                                   Schedules attached hereto, as amended from time to time;

"BUSINESS DAY"                     Any day on which banks in Denver, Colorado
                                   are authorized or required by law to be open to transact business;

"BWA"                              means broadband wireless access;


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"CONFIDENTIAL                      Any information, material or data of a
INFORMATION"                       confidential nature furnished orally, in any
                                   written, graphic, electronic, magnetic or other tangible form including (but not limited to) technical, financial and business information and models, names of customers or partners (whether potential or existing), proposed business deals, corporate strategies, reports, plans, market and/or financial projections and other data, of or relating to a Party as well as any information derived from such information, material and data, other than the information listed in Section 7.4;

"CONSULTANT(S)"                    Person provided by Formus to render Services
                                   to VeloCom under this Agreement;

"COSTS"                            has the meaning ascribed thereto in Section
                                   3.1;

"DELIVERABLES"                     Any written summary of results or
                                   recommendations or any other data or data files, information or materials whether in written, electronic or magnetic form, provided to VeloCom pursuant to the Services
                                   (as defined below) performed under this
                                   Agreement;.

"FORCE MAJEURE"                    has the meaning ascribed thereto in Section
                                   10.1;

"FORMUS"                           has the meaning ascribed thereto in the
                                   introductory paragraph;

"INDEMNIFIED PERSON"               has the meaning ascribed thereto in Section
                                   8.2;

"KNOW-HOW"                         means all technical knowledge, information
                                   and expertise of Formus in respect of LMDS and BWA planning, design, site identification, operation and maintenance of
                                   LMDS and BWA operations, networks and
                                   services, including but not limited to,
                                   processes, techniques, methods, products, data and compositions;

"LOSSES"                           has the meaning ascribed thereto in Section
                                   8.2;

"LMDS"                             means local multipoint distribution systems

"PARTY(IES)"                       has the meaning ascribed thereto in the
                                   introductory paragraph;


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"PERSON(S)"                        includes, without limitation, any individual,
                                   firm, company, association, partnership, joint venture, trust, investment company, pension fund or investment fund, or other entity, or any government or any ministry, department or agency thereof;

"PURCHASE AGREEMENT"               means the Purchase Agreement between Formus,
                                   Formus International, Inc. and VeloCom dated as of August 20, 1999;


"RECEIVING PARTY"                  has the meaning ascribed thereto in Section
                                   7.1;

"RFS" HAS THE                      meaning ascribed thereto in Section 2.2;

"RFS ORDER"                        has the meaning ascribed thereto in Section
                                   2.4;

"RULES"                            has the meaning ascribed thereto in Section
                                   16.1(b);

"SERVICES"                         means such services to be provided by Formus
                                   to VeloCom and its subsidiaries through the Consultants including but not limited to those set forth on Annex I and (i) network planning and design: (ii) strategic and business planning; (iii) review of spectrum requirements; (iv) consulting assistance in procurement and selection of system hardware;
                                   (v) site identification; (vi) regulatory matters; and (vii) technology review;

"TERM"                             has the meaning ascribed thereto in Section
                                   11.1; and

"VELOCOM"                          has the meaning ascribed thereto in the
                                   introductory paragraph.

The singular includes the plural and vice versa. Reference to one gender includes reference to the other gender.

References herein to Sections and Schedules shall be taken as referring to Sections and Schedules to this Agreement. Headings to Sections are for ease of reference only and shall not affect the construction or interpretation of this Agreement.


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2.       SUPPLY OF SERVICES

2.1      SUPPLY OF SERVICES AND CONSULTANTS

         Subject to the terms and conditions of this Agreement, Formus shall provide from time to time Services and Consultants as shall be reasonably requested by VeloCom in accordance with Section 2.2.

2.2      RFS

         To request Services and Consultants under this Agreement, VeloCom shall submit a request for services (an "RFS") substantially in the form of Schedule A, specifying the Services required, estimating the number of Consultants needed to perform such Services and including such other information as set out in Schedule A, such request to be submitted by VeloCom fifteen (15) days in advance of the date that such Services will be required from Formus. Formus agrees to use reasonable efforts to meet any reasonable RFS submitted by VeloCom; provided, however, Formus shall not be required to hire additional employees to perform the Services.

2.3      FORMUS PROPOSAL

         As soon as reasonably possible from the receipt by Formus of the RFS but in no event later than ten (10) days from such receipt, Formus shall provide VeloCom with a proposal to supply the Consultants required to perform the requested Services, along with an estimate of:
         (i) the costs of supplying such Consultants; and (ii) the timeline for providing such Consultants.

2.4      RFS Order

         The Parties shall jointly determine and agree upon: (i) the name of each Consultant to be provided by Formus to VeloCom which, unless otherwise agreed by VeloCom shall be limited to the following individuals, so long as they remain employees of Formus: (i) Thomas Dodds, (ii) Mark Globushutz, (iii) Dale Holter, (iv) Ray Nettleton and
         (v) Perry O'Neil; (ii) the costs associated with each Consultant in accordance with Schedule B; (iii) the date of commencement of Services by each Consultant; (iv) the duration of the Services to be provided by such Consultant; (v) the location(s) in which the Services are to be performed by such Consultant; and (vi) any other terms and conditions relating to the Services and Consultants as agreed to by the Parties. The above agreement shall be evidenced in an RFS order ("RFS ORDER") substantially in the form of Schedule C. In the event that individuals set forth above are no longer employed by Formus, Formus shall use its reasonable efforts to make comparable Formus personnel available to VeloCom in connection with the provision of the Services.


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2.5      SUPPLY OF CONSULTANTS

         Formus shall supply each Consultant in accordance with the relevant RFS Order. In the event a Consultant is unable to commence providing Services to VeloCom substantially in accordance with the time schedule set out in the relevant RFS Order, VeloCom shall have the option to cancel, at no cost, such RFS Order and Formus shall pay to VeloCom any direct costs incurred by VeloCom as a direct result of Formus' failure to provide the Consultant pursuant to the material terms and conditions of the RFS Order.

2.6      CANCELLATION OF AN RFS ORDER

         VeloCom shall have the right, upon seven (7) days' written notice to Formus, to cancel any RFS Order (whether or not the Consultant has actually commenced providing Services) in which case, VeloCom shall pay for: (i) the Costs, if any, associated with the Services actually performed by Formus up to the date of cancellation; and (ii) any other direct costs incurred by Formus as a direct result of the cancellation of the RFS Order by VeloCom including any demobilization costs.

2.7      QUALIFICATIONS OF CONSULTANTS

         All Consultants supplied by Formus shall be qualified and shall have substantial experience performing the tasks (or substantially similar tasks) for which such Consultants would be engaged by Formus for VeloCom.

2.8      INDEPENDENT CONTRACTOR RELATIONSHIP

         In the performance of its duties and responsibilities under this Agreement, Formus and the Consultants shall be and shall act solely as independent contractors, and nothing contained in this Agreement or in the relationship of Formus and VeloCom shall constitute or be construed to be or to create a partnership or joint venture between Formus and VeloCom.

2.9      RECALL

         VeloCom may, upon 7 days notice to Formus, require Formus to recall any Consultant if the Consultant does not adequately perform his or her duties or if VeloCom, in its reasonable discretion, believes that such Consultant has conducted himself or herself in a manner which is contrary to or otherwise consistent with the duties of Formus to VeloCom and its subsidiaries under this Agreement.

2.10     COSTS TO DATE OF RECALL

         Costs accrued to the date of recall shall be payable in accordance with
         Section 3.1 and Costs accrued after such date shall be paid for by Formus except for any agreed


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         upon portion of the Consultant's reasonable de-mobilization costs assumed by VeloCom.

2.11     DELIVERABLES

         The Deliverables developed by the Consultants for VeloCom shall be memorialized in written, graphic, electronic, magnetic or other tangible form to allow VeloCom to use the Deliverables after the departure of the Consultants, such use to be subject to the rights of any Party other than Formus in any Deliverable or software which supports any Deliverable with respect to which VeloCom may need to acquire a license and Formus undertakes to cooperate with VeloCom with respect to such acquisition (including the acquisition of software pursuant to the foregoing paragraph). Costs spent preparing and memorializing Deliverables shall be paid as set forth in Section 3.

3.       COSTS

3.1      COSTS

         VeloCom shall pay to Formus such amount as is equivalent to the reasonable and documented costs ("Invoiced Costs") agreed to in each RFS Order of providing the Services and Consultants to VeloCom (as detailed on Schedule B hereto) plus overhead recovery costs of fifteen per cent (15%) of such Invoiced Costs (collectively, the "COSTS"). The parties acknowledge that no overhead recovery costs shall be applied to any travel and entertainment expenditures but only to direct salary costs and related employee benefits.

3.2      EXAMINATION OF COSTS BY VELOCOM

         VeloCom shall have the right at reasonable times on reasonable notice during usual business hours, and at its sole cost and expense (except that if discrepancies are found in any such audit that exceed 10% of the total amount of Costs reimbursed during the period subject to such audit, all costs and expenses of such audit shall be borne by Formus), to audit, examine and make copies and extracts from the books and records of Formus relating to all Costs for which reimbursement is sought under this Agreement. Such right may be exercised by VeloCom though any agent, employee or independent auditor designated by VeloCom. Such information shall be treated as confidential in accordance with the provisions of Section 7.

3.3      RETAINER

         In consideration for the execution and performance by Formus of this Agreement and the provision of Services hereunder, VeloCom shall pay to Formus a monthly retainer of $20,000 (the "Retainer") by check or wire to a bank account designated in writing by Formus. The daily rate of any Consultants, but not expenses incurred by such Consultants, due Formus under this Agreement may be applied against the Retainer. In the event of a termination of this Agreement by Formus pursuant to


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         Section 11.2 of this Agreement, or by VeloCom pursuant to Section
         11.3(f) of this Agreement, Formus may, after crediting amounts due and payable as provided in this Section 3.3, retain the balance of the Retainer.

4.       TAXES

4.1      RESPONSIBILITY

         Formus shall be solely responsible for all present or future taxes, levies, imposts, deductions, charges or withholdings, arising out of, or in connection with payments received by it pursuant to this Agreement.

5.       PAYMENT TERMS

5.1      INVOICES

         Formus shall submit to VeloCom on a monthly basis invoices for the Costs in U.S. dollars. Such invoices shall describe the Services provided and Costs incurred with supporting documentation as reasonably requested by VeloCom to comply with accounting procedures and other requirements of VeloCom as well as the place and manner of payment.

5.2      PAYMENT

         Unless disputed by VeloCom in good faith, all Costs payable under this Agreement, shall be paid within thirty (30) days of the date of receipt of the invoice. Payment shall be made to Formus by check or by wire transfer to a bank account in the United States as directed in writing by Formus.

6.       DELIVERABLES

6.1      OWNERSHIP

         VeloCom shall own all right, title and interest in and to any Deliverable prepared by any Consultant and furnished to VeloCom in connection with the provision of Services; provided, however, that VeloCom shall not use such Deliverables in Europe for a period of three
         (3) years from the date of termination of this Agreement.

7.       CONFIDENTIAL INFORMATION

7.1      CONFIDENTIALITY OBLIGATION

         Each Party (the "RECEIVING PARTY") shall for two (2) years from the date of receipt of Confidential Information from the disclosing Party, retain in confidence all such Confidential Information disclosed pursuant to activities carried on in providing the Services under this Agreement and shall treat such Confidential Information with


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         the same degree of care as it employs for the protection of its own
         Confidential Information (and in any event, with reasonable care) and shall not use such Confidential Information in Europe.

7.2      USE OF CONFIDENTIAL INFORMATION

         The Receiving Party shall not, nor shall it permit any of its employees, representatives or agents to, without the written consent of the other Party, use any Confidential Information of the other Party for any purpose other than the provision or receipt of Services hereunder, or disclose any Confidential Information of the other Party to any third party, except to its employees, representatives or agents with a need to know for purposes of this Agreement or for the conduct of each Party's business, and after such employees, representatives or agents have been directed by the Receiving Party to treat such Confidential Information in accordance with the terms of this Section 7 and provided further that no Party shall use any such Confidential Information to the detriment of the other Party.

7.3      NON-CONFIDENTIAL INFORMATION

         Confidential Information shall not include any information that:

                  a) is or comes into the public domain other than as a result of a disclosure directly or indirectly by the Receiving Party in breach of this Agreement;

                  b) the Receiving Party can demonstrate was known to it prior to the disclosure thereof by the disclosing Party;

                  c) is or becomes generally available to such Receiving Party on a non-confidential basis from a source other than the disclosing Party, provided that such source is not known by such Receiving Party to be bound by any confidentiality obligation with respect to such information;

7.4      COMPELLED DISCLOSURE

         This Section 7 shall not restrict the disclosure of any Confidential Information by either Party as required by law, the rules or orders of any recognized securities exchange, any court of competent jurisdiction, any governmental or regulatory authority, including any taxation authority or broadcasting or telecommunications or securities regulatory authority, but only after written notice of such disclosure requirement has been given, to the extent practicable, by such Party to the disclosing Party, (it being understood and agreed that only one such notice shall be required in respect of continuous disclosure requirements).


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7.5      RETURN OF INFORMATION

         Upon termination of this Agreement, each Party shall return all such Confidential Information to the other Party. Notwithstanding termination of this Agreement, the confidentiality obligations of the Parties pursuant to this Section 7 shall continue for two (2) years after the disclosure of Confidential Information.

8.       LIABILITY

8.1      DEGREE OF CARE

         Formus shall provide, and shall cause the Consultants to provide, all Services with reasonable care and skill and such Services shall be of a standard comparable to providers of similar types of services in the telecommunications industry.

8.2      INDEMNIFICATION

         Each Party shall indemnify and hold harmless the other Party and its respective directors, officers, shareholders, employees and agents (each an "INDEMNIFIED PERSON") against any claims, actions, proceedings, costs, charges, losses, damages, demands, liabilities and reasonable expenses (collectively "LOSSES") which may be brought by third parties against, suffered or incurred by any of such Indemnified Persons arising from or related to the performance of this Agreement or the Consultant's obligations or duties under or pursuant to the terms of this Agreement (including, without limitation, all reasonable legal and professional fees and other expenses incurred by such Indemnified Person in the defense of any claim, action or proceeding) except claims arising from gross negligence, bad faith, fraud, intentional misconduct or willful default in the performance or non-performance by Formus or VeloCom of its obligations or duties under or pursuant to the terms of this Agreement.

8.3      DIRECT DAMAGES

         Each Party shall be liable hereunder only for direct Losses (caused by gross negligence or willful misconduct only) incurred by the other and in no event shall either Party be liable for any consequential or indirect Losses for any breach of this Agreement.

9.       TRAINING

         Formus agrees that, upon the reasonable request of VeloCom, it shall make available to VeloCom training manuals and educational seminars with respect to the matters that are the subject of this Agreement and such other matters relating to LMDS and BWA technology deployments requested by VeloCom. VeloCom shall be responsible for the Costs of such training and seminars. The Parties shall agree


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         on the timing and budget for any such training to be made available by
         Formus to VeloCom. Costs for such training shall be paid as set forth in Section 3.

10.      FORCE MAJEURE

10.1     NO DEFAULT OR LIABILITY

         Neither Party shall be in default or liable for any Loss resulting from delays in performance or from failure to perform or comply with terms of this Agreement due to any event, which event is beyond its reasonable control, was not caused by it and, which despite such Party's reasonable efforts, will result in a delay in the performance or compliance with any material term of this Agreement ("FORCE MAJEURE"), including but not limited to:

                  a) unusually severe weather, including lightning, storms,
                     earthquakes, landslides, floods, washouts, volcanic eruptions and other acts of God;

                  b) fires, explosion and destruction, whether accidentally or intentionally caused and whether partial or complete, lack or failure of transportation facilities, epidemic, quarantine, labor disputes;

                  c) war, declared or undeclared, revolution, civil commotion, acts of public enemies, blockades, embargo, acts of civil disobedience, acts of civil or military authorities, acts stemming from governmental bodies, including courts and regulatory bodies; and

                  d) acts of government, including the imposition or exchange controls or currency restrictions;

         provided that the Party affected by such event has exercised reasonable measures, if feasible, to mitigate such delays or Losses.

10.2     NOTICE

         The Party affected by such event (the "AFFECTED PARTY") shall within five (5) Business Days of the onset of Force Majeure notify the other Party setting out in reasonable details the nature of such event of Force Majeure and its effect upon the obligations of the Affected Party, a detailed description, if applicable, of work-around plans, alternative sources or any other means such Party will or proposes to utilize to make up for any such period of delay and to prevent any further delay. Thereupon, the obligations of the Affected Party shall be suspended during, but no longer than the continuance of the event of Force Majeure, and the time for performance of any obligation hereunder shall be extended by the actual time of delay caused by such event; provided, however, that unless an Affected Party shall notify the other Party within the period (except if such period cannot be met because of the event of Force Majeure) and in the manner stated in this Section 10.2, such Party shall not be entitled to and shall not claim an extension of time for


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         that event of Force Majeure, and shall not by reason of any delay arising from such event of Force Majeure, be relieved in any way, or to any extent, from its obligations to proceed with, execute and complete its performance of, and compliance with, the terms of this Agreement.

11.      TERM AND TERMINATION

11.1     TERM

         This Agreement shall have a term (the "TERM") of three (3) years from the date hereof, unless otherwise mutually agreed, and may thereafter be extended by mutual agreement of the Parties.

11.2     TERMINATION BY FORMUS

         Formus may, at its option, terminate this Agreement by giving written notice to VeloCom in any of the following events:

                  a) a material breach by VeloCom of any material obligations contained in this Agreement which has not been cured within thirty (30) Business Days after written notice thereof to VeloCom specifying the breach and requiring such remedy;

                  b) the insolvency or bankruptcy of VeloCom or the making of an assignment for the benefit of creditors, or the appointment of a trustee or receiver and manager or liquidator for VeloCom or for all or a substantial part of its property, or the commencement of a bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against VeloCom under the laws of any jurisdiction;

                  c) VeloCom has made or will make any payments, loans or gifts of any money or anything of value, or has authorized, offered or promised to do any of the foregoing, directly or indirectly to or for the use or benefit of: (i) any official or employee of a foreign government or any department agency or instrumentality thereof; (ii) any political party or official or candidate thereof; or (iii) to any other Person either for an advance or reimbursement knowing or having reason to believe that any part of such payment, loan or gift will be directly or indirectly given or paid by such other Person to an individual mentioned in
                     (i) or (ii); or

                  d) VeloCom has not used Services having a monthly Cost equal to the Retainer for four (4) consecutive months.


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11.3     TERMINATION BY VELOCOM

         VeloCom may at its option, terminate this Agreement, by giving written notice to Formus in any of the following events, namely:

                  a) a material breach by Formus of any material obligations contained in this Agreement which has not been cured within thirty (30) Business Days after written notice thereof by Formus specifying the breach and requiring such remedy;

                  b) the insolvency or bankruptcy of Formus or the making of an assignment for the benefit of creditors, or the appointment of a trustee or receiver and manager or liquidator for Formus or for all or a substantial part of its property, or the commencement of a bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against Formus under the laws of any jurisdiction;

                  c) Formus violates the noncompetition clause contained in the
                     Purchase Agreement or competes with VeloCom in Latin America in the manner prohibited by such noncompetition clause at any time after the expiration of the noncompetition period contained in the Purchase Agreement;

                  d) Formus has made or will make any payments, loans or gifts of any money or anything of value, or has authorized, offered or promised to do any of the foregoing, directly or indirectly to or for the use or benefit of: (i) any official or employee of any foreign government or any department agency or instrumentality thereof; (ii) any political party or official or candidate thereof; or (iii) to any other Person either for an advance or reimbursement knowing or having reason to believe that any part of such payment, loan or gift will be directly or indirectly given or paid by such other Person to an individual mentioned in
                     (i) or (ii);

                  e) Formus' consistent failure to provide Consultants to
                     VeloCom in accordance with the terms and conditions of duly executed RFS Orders due to circumstances and/or events that are within Formus' control;

                  f) after the sixth month anniversary of the date of this
                     Agreement, by providing at least one hundred and eighty
                     (180) days' prior written notice to Formus that it no longer requires the Services hereunder; or

                  g) by providing at least thirty (30) days written notice if two (2) or more of the named individuals listed in Section
                     2.4 are no longer employees of Formus.


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11.4     COSTS INCURRED PRIOR TO TERMINATION

         Notwithstanding any termination of this Agreement, VeloCom's obligation to pay the Costs incurred to the date of termination shall survive the termination of this Agreement with respect to VeloCom's obligations and responsibilities hereunder incurred prior to the date of termination.

11.5     TERMINATION WITHOUT PREJUDICE TO OTHER RIGHTS

         The termination of this Agreement regardless of its cause or its nature shall be without prejudice to any other rights or remedies of either Party without liability to the other Party (except as provided in this Agreement) for any Loss occasioned thereby, and each Party shall remain responsible for its obligations existing immediately prior to the termination.

11.6     NO RELEASE OF LIABILITY

         The termination of this Agreement for any cause shall not release either Party hereto from any liability which at the time of termination has already accrued to the other Party hereto or which thereafter may accrue in respect of any act or omission prior to termination or from any obligation which is expressly stated herein to survive termination.

12.      ASSIGNMENT

         No Party may assign its rights and obligations under this Agreement, in whole or in part, except with the prior written consent of the other Party.

13.      WAIVER

13.1     WAIVER

                  a) Except as otherwise expressly provided in this Agreement, no failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by such Party of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

                  b) Except as otherwise expressly provided in this Agreement, no waiver of any right hereunder or of any breach or failure to perform shall be effective unless executed in writing.

                  c) The waiver of any right hereunder or of any failure to
                     perform or breach hereof shall not constitute or be deemed as a waiver of any other right hereunder or of any other failure to perform or other breach hereof, whether of a similar or dissimilar nature thereto.

14.      NOTICES

         Any notice or communication which shall be given under this Agreement shall be made in writing in the English language, and given by telecopier, with an original sent by courier, addressed to a Party at its telecopier number and address set forth below, or such other telecopier number and/or address for such Party as shall have been communicated by it to the other Party in accordance with this Section
         14. Any notice or other communication shall be deemed to have been received on the date of transmission but only if a confirmation of the receipt by the recipient of the telecopier appears correctly at the end of the sender's telecopy.

         If to FORMUS:

                      Formus Communications, Inc.
                      720 S. Colorado Boulevard
                      Suite 600 North
                      Denver, CO  80246
                      Telecopier No.: (303) 504-3201
                      Attention:  General Counsel


         with copies to:

                      Holme Roberts & Owen LLP
                      1700 Lincoln, Suite 4200
                      Denver, CO 80203
                      Telecopier No.: (303) 866-0200
                      Attention: W. Dean Salter, Esq.

         If to VELOCOM:

                      VeloCom Inc.
                      6400 South Fiddlers Green Circle
                      Suite 710
                      Englewood, CO  80111
                      Telecopier No.: (303) 874-1125
                      Attention:  Vice President, Strategic and Legal Affairs

15.      GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to its rules regarding conflict of law.

16.      DISPUTE RESOLUTION

16.1     PROCEDURE

         In the event of a dispute between VeloCom and Formus arising under or in connection with this Agreement, including a dispute over whether there has been a material breach to this Agreement, the following shall apply:

                  a) They shall use their good faith efforts to settle such
                     dispute. To this end, each Party may notify the other Party in writing of its desire to initiate the procedure contemplated by this Section 16, whereupon the Parties shall forthwith convene to attempt to resolve such disputes through amicable and good faith discussions. Disputes which the Parties are unable to resolve through such discussions within thirty (30) days following receipt of the notice referred to in this Section 16.1(a), shall upon the request of either Party, be submitted to a panel consisting of designees from the chief executive officers of VeloCom and Formus. The designees shall consult and negotiate with each other in good faith in an effort to reach a just and equitable solution.

                  b) If the designees do not reach a solution within a period of thirty (30) days following the beginning of their consultations and negotiations, any Party may treat the same as an arbitrable dispute by giving notice to the other Party, in which case the dispute shall be submitted to a final and binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce excluding any such rules relating to the posting of security for costs (the "RULES").

16.2     ARBITRATION

                  a) Nature of the Dispute. Any dispute between the parties to this Agreement arising out of or relating to this Agreement, including, without limitation, the interpretation of any provision of this Agreement or the breach, termination or invalidity of this Agreement (a "Dispute") shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any Dispute may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such Dispute would otherwise be considered justifiable or ripe for resolution by a court.

                  b) Rules of Arbitration. The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC") as in effect on the date of this Agreement (the "ICC Rules"), except to the extent that the ICC Rules conflict with the provisions of this Section 16.2, in which event the provisions of this
                     Section 16.2 shall control.

                  c) Arbitration Procedure. The arbitral tribunal shall consist of three (3) arbitrators, each of whom shall be bilingual in English and Spanish but each of whom shall have English as their first language. The parties to this Agreement agree that the choice of arbitrators shall be as follows:

                     i) If there are only two parties to a Dispute, one (1) arbitrator shall be appointed by each party and the third shall be selected by the two party-appointed arbitrators or, failing agreement, by the ICC, in accordance with the ICC Rules.

                     ii) If there are more than two parties to a Dispute, then
                         the three (3) arbitrators shall be appointed by the parties to the Dispute in accordance with the ICC Rules established for the appointment of a sole arbitrator. If the parties are not able to agree on all three arbitrators then the ICC shall appoint the remaining one, two or three arbitrators.

                  d) Location; Language. The arbitration shall be conducted in
                     Denver, Colorado and shall be conducted in English.

                  e) Consolidation. In order to facilitate the comprehensive resolution of related disputes, and upon request by any party to the arbitration proceeding, the arbitration panel may at any time before the first oral hearing of evidence consolidate the arbitration proceeding with any other arbitration proceeding between any of the parties to this Agreement. The arbitrators shall not determine to consolidate such arbitration unless they determine that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings and (ii) no party to this Agreement would be prejudiced as a result of such consolidation through undue delay or otherwise. In the case of a consolidated proceeding involving more than two parties to this Agreement, the arbitrators shall be selected in accordance with Section 16.2(c)(ii).

                  f) Binding Decision and Award. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties to this Agreement hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties to this Agreement agree that any party to this Agreement may need to obtain interim injunctive relief from a court. Therefore, a request for interim injunctive relief by a party to a court, whether before, during or after the arbitration proceedings have been initiated in accordance with the ICC Rules, shall not be deemed incompatible with, or a waiver of, any provisions of this section. In addition to the authority conferred on the arbitration tribunal by the ICC Rules, the arbitration tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may be deem just and equitable. The parties to this Agreement agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

                  g) Miscellaneous. At any oral hearing of evidence in
                     connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of an opposing party. No evidence of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the Dispute otherwise agree in writing or except under extraordinary circumstances where the arbitrators determine that the interests of justice require a different procedure. Without in any way limiting the foregoing and notwithstanding anything herein to the contrary, the parties to this Agreement may, upon the prior written consent of all parties to a Dispute, submit any Dispute to an expert acceptable to all such parties for consideration and advice. Each party to this Agreement agrees, in the event such submission is made, to reasonably consider the advice of such expert in connection with such Dispute.

                  h) Costs. The fees and expenses of the arbitrators and the arbitration proceeding shall be split by the parties to the arbitration. Each party shall bear its own costs and expenses in connection with any arbitration proceeding, with the exception of fees and costs associated with the use of a translator, to the extent necessary, which shall be borne equally amongst the parties.

17.      ENTIRE AGREEMENT: AMENDMENTS

This Agreement (together with the Annexes and the Schedules hereto) contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties, whether written or oral. No amendment hereto shall be effective or binding on any of the Parties unless reduced to writing with specific reference to this Agreement, and executed by the respective duly authorized representatives of each of such Parties.

18.      SEVERABILITY

The invalidity or unenforceability of any provision, in whole or in part, of this Agreement shall not in any way affect the validity or enforceability of any other parts or provisions thereof, provided, however, that the Parties hereto shall use their reasonable efforts to achieve the purpose of the invalid or unenforceable provision or part thereof by a new valid and enforceable stipulation.

19.      RELATIONSHIP OF THE PARTIES

No Party has the power or authority to legally bind the other Party. Nothing herein shall be construed as authorizing any Party to act as an agent or representative of the other Parties and nothing herein shall be taken to constitute or create a partnership, an agency or a joint venture among any of the Parties.

20.      RIGHTS AND REMEDIES

All rights and remedies provided for in this Agreement are in addition to, and not exclusive of, any other rights or remedies otherwise available at law or in equity.

21.      COUNTERPARTS; FACSIMILE

This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same complete and executed agreement. This Agreement may be executed and delivered by facsimile.

22.      FURTHER ASSURANCES

Each of the Parties hereto shall cooperate with the other and execute and deliver to the other such instruments and documents and take such other actions as may reasonably be requested from time to time in order to carry out, evidence and confirm their respective rights and the intended purpose of this Agreement.

23.      EXPENSES

Each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

24.      THIRD-PARTY BENEFICIARIES

This Agreement is intended to be solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Parties hereto and Persons referred to in Section 8.2.

25.      NON-SOLICITATION

For a period of six (6) months following the termination of this Agreement, VeloCom shall not directly induce or attempt to induce any person who is a then current employee of Formus or any of its affiliates to (i) terminate such employment or (ii) interfere with the business of Formus or its affiliates.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the day and year set forth above.


FORMUS COMMUNICATIONS, INC.                    VELOCOM INC.


BY:                                            BY:
   ----------------------------------             -----------------------------
NAME:                                          NAME:
TITLE:                                         TITLE:

                                  SCHEDULE "A"

--------------------------------------------------------------------------------
                              REQUEST FOR SERVICES

================================================================================

1. DESCRIPTION OF EXPERTISE REQUIRED AND APPROXIMATE NUMBER OF CONSULTANTS REQUESTED


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

2.  EXPECTED DURATION


--------------------------------------------------------------------------------

3.  DATE OF COMMENCEMENT


--------------------------------------------------------------------------------

4.  LOCATION


--------------------------------------------------------------------------------

5.  CONTACT PERSON AT VELOCOM INC.


    Name:
                        ------------------------------------

    Address:
                        ------------------------------------


                        ------------------------------------

    Telephone:
                        ------------------------------------

    Fax:
                        ------------------------------------


----------------------------------------------------
    AUTHORIZED VELOCOM INC. SIGNATORY


DATE:
     -----------------------------------

--------------------------------------------------------------------------------

                                  SCHEDULE "B"


The documented Costs to be agreed to in an RFS Order shall be:

         - Agreed upon Daily Rate which is based on Consultant's actual salary and actual benefits (which shall not include any overhead costs);

         - Lodging expenses in accordance with VeloCom's travel and expense policy; and

         - Travel expenses in accordance with VeloCom's travel and expense policy.

                                  SCHEDULE "C"

--------------------------------------------------------------------------------

                                    RFS ORDER


================================================================================

1.  NAME OF CONSULTANT


-------------------------------------------------------------


2.  DAILY RATE AND EXPENSE REIMBURSEMENT POLICY


-------------------------------------------------------------


-------------------------------------------------------------


-------------------------------------------------------------

3.  DATE OF COMMENCEMENT OF SERVICES


-------------------------------------------------------------


4.  DURATION OF SERVICES


-------------------------------------------------------------


5.  LOCATION(S)


-------------------------------------------------------------


6.  OTHER TERMS AND CONDITIONS OF RFS ORDER


-------------------------------------------------------------


-----------------------------------------
AUTHORIZED VELOCOM INC. SIGNATORY


DATE:
     --------------------------------------------------------


----------------------------------------


DATE:
     --------------------------------------------------------

--------------------------------------------------------------------------------

                                     ANNEX I
                                    SERVICES

NETWORK PLAN

1.   Network Planning and Design:

o Identification of network evolution plans (multimedia, broadband services, etc.);

o    Review of long-term network architecture;

o    Review of on-going requirements for switch, access, transport;

o    Analysis of evolution of operations support systems;

o Assistance with request for quotations for new network requirements (multimedia, broadband services, etc.)

o    Analysis of supplier responses;

o    Input in negotiation of supplier contracts;

o    Review of network design;

o    Release of equipment orders;

o    Analysis of overall network and systems survivability; and

o    Review of emergency procedures (network & systems).

2.   Radio Frequency Plan:

o    Review and recommendation of spectrum requirements;

o    Spectrum management; and

o    Review of potential cellsite locations.

3.   Switch Sites:

o    Finalization of specific switch site leases;

o    Negotiation of lease arrangements;

o    Development of site modification plans;

o    Solicitation of bids for modifications; and

o    Monitoring of site modifications.

4.   Transport:

o    Identification of multimedia and broadband service needs;

o Identification of transport route plans for cable/fiber/microwave facilities; and

o    Review of right-of-way alternative.

5.   Network Acceptance Process:

o    Review of acceptance process; and

o    Assistance with implementation of acceptance procedures.

6.   Project Management:

o    Assistance with coordination of training program.

7.   Data:

o    Assistance in ISP strategies and content development;

o    Assistance with IP LAN/WAN connectivity; and

o    Assistance in development and launch of VPNs.

8.   Operations:

o    Assistance in reviewing and designing maintenance procedures and programs;

o    Consultation of installation processes and procedures; and

o    Transfer and consultation with business rules and processes.

INFORMATION TECHNOLOGY

o Evaluation of long term requirements to incorporate multimedia and broadband service;

o    Evaluation of corporate management information systems plan;

o    Evaluation of business support systems;

o    Evaluation of billing application;

o    Evaluation of customer care application;

o    Evaluation of network management systems;

o    Evaluation of request for quotations; and

o    Review of installation & acceptance.